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                                                                    EXHIBIT 99.1




PERSONAL & CONFIDENTIAL
VIA OVERNIGHT MAIL


                                 June 1, 1999



Mr. Arthur W. Huge
43 Fox Trace Lane
Hudson, OH  44236


Dear Art:

           On behalf of Walter Industries, I am pleased to offer you the position of Chief Financial Officer of the Company. We look forward to your joining the Company and leading the organization to sustained growth and productivity in the years ahead. The balance of this letter will address the specific aspects of your compensation package.


BASE SALARY

$400,000 annually, to be paid twice monthly. Annual review will take place on the anniversary of your starting date of employment.


EXECUTIVE BONUS

A guaranteed cash bonus of $150,000 will be paid to you at the end of your first year of employment, but not later than July 31, 2000. This timeframe is consistent with payments made to all other management members. In future years, your target bonus will be 50 percent of your base salary and will be paid based on performance against plan.


SIGN-ON BONUS

To offset the in-the-money options that you will forfeit upon leaving your current employer, Walter Industries will pay you $50,000 in cash upon joining the Company.



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Mr. Arthur W. Huge
June 1, 1999
Page 2


STOCK OPTIONS

You will be granted 50,000 options of Walter Industries stock upon joining the Company. These options will be effectively market priced as of the day of acceptance of this proposal.

You are encouraged to make a financial investment in our Company. Additional options will be granted to you commensurate with the commitment you make in this regard.

The options will vest in one-third increments, beginning on the first anniversary of the grate date and becoming fully vested in three years from the date of grant. Should you be released from our employment for any reason, options which have vested are yours. The options expire in ten years. You will be eligible for additional options grants which may, from time to time, be granted by the Board of Directors.

In the event of a change in control of Walter Industries, your options will fully vest.


STOCK GRANTS

In recognition of the stock grants that you forfeit upon leaving your current employer, Walter Industries will grant to you approximately 25,000 shares vesting in one-third increments at the end of calendar years 1999, 2000, and 2001.

This stock grant will vest in the event that there is a change of control of Walter Industries or if you are terminated for reasons other than for cause.


PROFIT SHARING

In place of a pension/retirement plan, Walter Industries has a profit sharing plan which is equivalent to 15 percent of your base compensation. Your profit sharing program at your current base salary entitles you to $60,000 company contribution per year. Vesting commences annually in 20% increments at the end of your third year of employment, resulting in full vesting after 7 year or at age 60, whichever occurs first.


PENSION

In order to offset your current defined contribution pension accrual of $135,000, which will be available to you upon retirement (may be drawn at 59 1/2 or later), Walter Industries will purchase an annuity which will vest over the first three years you are with the company (one-third each year end of the years 2000, 2001, and 2002).




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Mr. Arthur W. Huge
June 1, 1999
Page 3

LIFE AND HEALTH INSURANCE

You will be provided with the Company life and health insurance plans. Details will follow.


OTHER BENEFITS

The Company does not offer country club membership, however we will be happy to work with you in sponsoring your membership once you have established residency.

The Company will provide a Company car.

You will be responsible for the tax implications of these benefits.


VACATION

You will be entitled to four weeks annually.


RELOCATION

The Company will reimburse you for reasonable closing costs in connection with the sale of your home. In addition, the Company will pay reasonable expenses associated with moving your household belongings. These amounts will be grossed up to include any tax liabilities.


TEMPORARY LIVING EXPENSES

The Company will pay temporary living expenses for you until ________________ _________________________, 1999.


TITLE AND AUTHORITY

You will assume the title of Chief Financial Officer on your staring date.


STARTING DATE

Your starting date with Walter Industries will be late June, early July, 1999.




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Mr. Arthur W. Huge
June 1, 1999
Page 4



On behalf of Walter Industries, we are hoping you will favor us with an acceptance of this offer. We look forward to your joining us and feel your presence as Chief Financial Officer will significantly improve our results and growth prospects for the future. I look forward to working with you.

                                                Very truly yours,



                                                /s/ Kenneth E. Hyatt
                                                --------------------------------
                                                Kenneth E. Hyatt
                                                Chairman, President and
                                                Chief Executive Officer



Acknowledged and accepted:




/s/ A. W. Huge                                         6/7/99
--------------------------------                --------------------------------
Arthur W. Huge